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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                          First Financial Corporation
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                              (Name of Issuer)

                         Common stock without par value
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                       (Title of Class of Securities)

                                   320218(10)
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                                 (CUSIP Number)

                                    1/31/02
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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ITEM 1.

         ITEM 1 (a)    NAME OF ISSUER:

                            First Financial Corporation

         ITEM A (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                            One First Financial Plaza
                            P.O. Box 540
                            Terre Haute, IN  47808-0540

ITEM 2.

         ITEM 2 (a)    NAME OF PERSON FILING:

                            Princeton Mining Company, Inc.         35-0592430

         ITEM 2 (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                            RESIDENCE:

                            State Road 46 South
                            Terre Haute, IN 47803

         ITEM 2 (c)    CITIZENSHIP:

                            Place of Organization:  Indiana

         ITEM 2 (d)    TITLE OF CLASS OF SECURITIES:

                            Common Stock without par value

         ITEM 2 (e)    CUSIP NUMBER:

                            320218(10)

ITEM 3.  STATEMENT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b)

                            Not applicable because this is an amendment to an original filing under Section 13(g) (1). The reporting person was a beneficial owner of more than 5 percent of the Issuer's outstanding common stock prior to the Issuer's registration under Section 12(g) of the Securities Exchange Act of 1934.



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ITEM 4.  OWNERSHIP.  (as of December 31, 2001):

         (a)   Amount Beneficially Owned:   657,357 shares

         (b)   Percent of Class:    9.60%

         (c)   Number of shares as to which such person has:
               (I)     sole power to vote or direct the vote   657,357
               (ii)    shared power to vote or direct the vote   -0-
               (iii)   sole power to dispose or to direct the disposition of
                            657,357
               (iv)    shared power to dispose or to direct the disposition of
                            657,357

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10. CERTIFICATION.

               Not Applicable





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SIGNATURE.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      PRINCETON MINING COMPANY, INC.



                                      By: /s/ DONALD E. SMITH
                                         ---------------------------------------
                                          Donald E. Smith, Chairman of the Board
Dated:   1/31/02
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